SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934

Filed by the Registrant    / /
Filed by a Party other than the Registrant    /x/

Check the appropriate box:
/x/ Preliminary Proxy Statement   / /Confidential, for the use of the Commission
                                     only (as permitted by Rule 14a-6(e)(2))

/ /    Definitive Proxy Statement
/ /    Definitive Additional Materials
/ /    Soliciting Material Pursuant to Rule 14a-12

                           HUDSON RIVER BANCORP, INC.

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                (Name of Registrant As Specified In Its Charter)

                              TRUSTCO BANK CORP NY
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee  (Check the appropriate box):
/x/    No fee required.
/ /    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)       Title of each class of securities to which transaction applies:


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2)       Aggregate number of securities to which transaction applies:


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3)       Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):


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4)       Proposed maximum aggregate value of transaction:


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5)       Total fee paid:


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


/ /      Fee paid previously with preliminary materials.


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/ /      Check box if any part of the fee is offset as provided by Exchange act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)       Amount previously paid:


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2)       Form, Schedule or Registration Statement No.


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3) Filing party:


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4) Date filed:


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

                                 [TRUSTCO LOGO]



                                                                   July __, 2000

Dear Hudson Stockholder:

         AS YOU KNOW, ON JUNE 26, 2000, TRUSTCO BANK CORP NY ANNOUNCED ITS INTENTION TO COMMENCE A TENDER OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF HUDSON RIVER BANCORP, INC. COMMON STOCK FOR SHARES OF TRUSTCO COMMON STOCK EQUAL IN VALUE TO $14.00. On July __, 2000, we commenced our exchange offer. Our exchange offer has a value of $14.00 per Hudson share, which represents a __% premium over the $_____ closing price of Hudson common stock on ________, 2000. We are also seeking, in connection with the consummation of our exchange offer, to enter into an agreement with Hudson providing for a follow-up merger between Hudson and TrustCo or a wholly owned subsidiary of TrustCo in which each remaining Hudson common share would be exchanged for the same per share consideration paid to Hudson stockholders in the exchange offer. Our offer is being made by a prospectus and letter of transmittal which are being mailed separately to you. For your convenience, we have enclosed a copy of our exchange offer prospectus with this proxy statement. You are urged to read the prospectus carefully because it contains important information concerning the terms and conditions of our offer.

         As you know, Hudson has entered into a merger agreement with Cohoes Bancorp, Inc. in which Hudson will be the surviving corporation in the merger. In the Proposed Cohoes Merger, each outstanding share of Cohoes common stock would be converted into 1.185 shares of Hudson common stock. The Hudson Board of Directors is soliciting your vote to approve its Proposed Cohoes Merger. AS DISCUSSED IN THE ACCOMPANYING PROXY STATEMENT AND THE ENCLOSED EXCHANGE OFFER PROSPECTUS, WE BELIEVE OUR PROPOSED EXCHANGE OFFER AND FOLLOW-UP MERGER WILL PROVIDE YOU A SIGNIFICANT PREMIUM AND GREATER VALUE THAN THE PROPOSED COHOES MERGER.

         In connection with the Proposed Cohoes Merger, Hudson has scheduled a special meeting of stockholders to be held on August 18, 2000. If Hudson stockholders reject the Proposed Cohoes Merger at such special meeting, we believe your board of directors should respect that vote and take all necessary action to allow our offer to proceed.

         WE URGE YOU TO VOTE AGAINST THE PROPOSED COHOES MERGER BECAUSE:

         o Our offer provides a significant premium for your Hudson shares over current market prices. Our offer provides you with $14.00 per share in value, representing a premium of $____ per share over the closing price of Hudson common stock on July __, 2000. Based on average closing prices for Hudson common stock over the 20 trading days before we made our June 8, 2000 merger proposal to the Hudson board of directors, the value of our offer has represented an average premium of more than 47.5% over the average closing price of Hudson stock.

         o Our offer represents a significant increase in cash dividends to Hudson shareholders based on historical practices. Currently, Hudson shareholders receive cash dividends at a rate of $0.20 a year for each Hudson share. Under TrustCo's offer, the cash dividends payable on each Hudson share would be $0.76 a year, an increase of 280%.

         o One of the conditions of our offer is that the merger with Cohoes NOT be approved by the stockholders of Hudson. As a result, for you to have an opportunity to exchange your Hudson shares for the consideration offered in our offer, the Proposed Cohoes Merger MUST NOT be approved by the holders of a majority of the shares of Hudson common stock.

         o Your vote AGAINST the Cohoes merger will send a strong message to the Hudson Board of Directors that you want to preserve your opportunity to accept the superior value represented by our offer and that you reject a transaction which does not provide more value to shareholders.

         YOUR VOTE IS ESSENTIAL! IF YOU WANT THE OPPORTUNITY TO CONSIDER THE TRUSTCO OFFER, VOTE AGAINST THE PROPOSED COHOES MERGER BY SIGNING, DATING AND RETURNING THE ACCOMPANYING [GREEN] PROXY CARD TODAY.

         Even if you previously have submitted a proxy card furnished by the Hudson Board, it is not too late to change your vote by simply signing, dating and returning the enclosed [GREEN] proxy card today.

         WE URGE YOU TO PROTECT YOUR INTERESTS -- PLEASE SIGN, DATE AND RETURN THE [GREEN] PROXY CARD TODAY.

         Thank you for your consideration and support.

                                   Sincerely,

                                   /s/  Robert A. McCormick

                                   Robert A. McCormick
                                   President and
                                   Chief Executive Officer

                                    IMPORTANT

1. If your Hudson shares are held in your own name, please sign, date and mail the enclosed [GREEN] proxy card to Georgeson Shareholder Communications Inc. in the postage-paid envelope provided.

2. If your Hudson shares are held in "street-name," only your broker or bank can vote your shares and only upon receipt of your specific instructions. If your shares are held in "street-name," deliver the enclosed [GREEN] proxy card to your broker or bank and contact the person responsible for your account to vote on your behalf and to ensure that a [GREEN] proxy card is submitted on your behalf. TrustCo urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to TrustCo in care of Georgeson Shareholder Communications Inc. at 17 State Street, 10th Floor, New York, New York 10004 so that TrustCo will be aware of all instructions given and can attempt to ensure that such instructions are followed.

3. Only stockholders of record on June 20, 2000 are entitled to vote at the special meeting of Hudson stockholders. TrustCo urges each stockholder to ensure that the record holder of his or her shares signs, dates and returns the enclosed [GREEN] proxy card as soon as possible.

         Do not sign or return any [white] proxy card you may receive from Hudson.

         If you have any questions or need assistance in voting your shares, please call:

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004

                            Toll Free: 1-800-223-2064

         THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES IN OPPOSITION TO THE PROPOSED MERGER WITH COHOES BANCORP, INC. AND IS NEITHER AN OFFER TO SELL ANY SHARES OF TRUSTCO COMMON STOCK NOR A REQUEST FOR THE TENDER OF HUDSON COMMON STOCK. THE TRUSTCO EXCHANGE OFFER IS BEING REGISTERED UNDER THE SECURITIES ACT OF 1933 AND IS BEING MADE ONLY BY MEANS OF A PROSPECTUS AND RELATED LETTER OF TRANSMITTAL, WHICH ARE BEING MAILED SEPARATELY TO HUDSON STOCKHOLDERS.

                         SPECIAL MEETING OF STOCKHOLDERS
                                       OF
                           HUDSON RIVER BANCORP, INC.
                          TO BE HELD ON AUGUST 18, 2000

                                 PROXY STATEMENT
                                       OF
                              TRUSTCO BANK CORP NY

                             SOLICITATION OF PROXIES
                     IN OPPOSITION TO THE PROPOSED MERGER OF
               HUDSON RIVER BANCORP, INC. AND COHOES BANCORP, INC.

         This Proxy Statement and the enclosed [GREEN] proxy card are furnished by TrustCo Bank Corp NY, a New York corporation ("TrustCo"), in connection with its solicitation of proxies to be used at a special meeting (the "Special Meeting") of stockholders of Hudson River Bancorp, Inc., a Delaware corporation ("Hudson"), to be held on August 18, 2000, at the St. Charles Hotel and Restaurant, 16 Park Place, Hudson, New York, __ _.m. local time, and at any adjournments, postponements or reschedulings thereof. Pursuant to this Proxy Statement, TrustCo is soliciting proxies from holders of shares of common stock of Hudson ("Hudson Common Stock") to vote AGAINST the proposed merger of Cohoes Bancorp, Inc., a Delaware corporation ("Cohoes"), with Hudson (such proposed merger, the "Proposed Cohoes Merger"). Hudson has set June 20, 2000 as the record date for determining those stockholders who will be entitled to vote at the Special Meeting. This Proxy Statement and the enclosed [GREEN] proxy are first being mailed to stockholders of Hudson on or about July __, 2000. The principal executive offices of Hudson are located at One Hudson City Centre, Hudson, New York 12534 (518) 828-4600.

THE TRUSTCO OFFER

         On July __, 2000, TrustCo commenced an offer (the "TrustCo Offer") to exchange each outstanding share of Hudson Common Stock for common stock of TrustCo ("TrustCo Common Stock") with a value of $14.00. The terms and conditions of the TrustCo Offer are set forth in a preliminary prospectus dated July __, 2000 (as such prospectus may be amended or supplemented, the "Exchange Offer Prospectus") and the related letter of transmittal, which are included in the Registration Statement on Form S-4 (the "Registration Statement") filed by TrustCo with the Securities and Exchange Commission (the "Commission") on July 11, 2000 and will be mailed separately to Hudson stockholders. For your convenience, a copy of the Exchange Offer Prospectus is also enclosed with this Proxy Statement. Hudson stockholders are urged to read the Exchange Offer Prospectus carefully because it contains important information concerning the TrustCo Offer.

         Based on the closing price of Hudson Common Stock on the Nasdaq on June 23, 2000 (the last trading day before the announcement of the TrustCo Offer), the TrustCo Offer with a value of $14.00 per Hudson share represented a 35% premium over the closing price of Hudson Common Stock on the Nasdaq on June 23, 2000. Based on July __, 2000 closing prices on the Nasdaq, the TrustCo Offer of $14.00 of TrustCo Common Stock per share of Hudson Common Stock represents a __% premium over the $____ closing price of Hudson common stock. The value of the TrustCo Offer will remain fixed at $14.00 per share of Hudson Common Stock and will not fluctuate due to changes in market prices of TrustCo Common pending consummation of the TrustCo Offer.

         TrustCo is seeking, upon the valid termination of the merger agreement between Hudson and Cohoes, to negotiate a definitive merger agreement with Hudson pursuant to which Hudson would, as soon as practicable following the completion of the TrustCo Offer, merge with TrustCo or a wholly owned subsidiary of TrustCo (the "Proposed TrustCo Merger"). The purpose of the TrustCo Offer and the Proposed TrustCo Merger is to enable TrustCo to acquire control of, and ultimately the entire equity interest in, Hudson. The TrustCo Offer, as the first step in TrustCo's proposed acquisition of Hudson, is intended to facilitate the acquisition of a majority of the outstanding shares of Hudson Common Stock. The purpose of the Proposed TrustCo Merger is to acquire all shares of Hudson Common Stock not exchanged pursuant to the TrustCo Offer or otherwise. Pursuant to the Proposed TrustCo Merger, each then outstanding share of Hudson Common Stock (other than shares owned by TrustCo and shares held in the treasury of Hudson) would be converted into the right to receive the same number of shares of TrustCo Common Stock as would be received in the TrustCo Offer.

REASONS FOR THE TRUSTCO OFFER

         TrustCo believes that the acquisition of Hudson by TrustCo represents a compelling opportunity to enhance value for both Hudson and TrustCo stockholders. Specifically, TrustCo estimates that a combination of TrustCo and Hudson would result in: (i) accretion to TrustCo's reported diluted earnings per share of 7% for 2001 and accretion to TrustCo's diluted cash earnings per share (i.e., reported earnings before amortization of intangibles) of 8% in 2001; and
(ii) an increase in TrustCo's tangible book value from $3.19 per share as of December 31, 1999 to an estimated $5.08 per share on a pro forma basis. For additional information concerning the TrustCo Offer, Hudson stockholders and others are referred to the enclosed Exchange Offer Prospectus.

         In addition, TrustCo believes that the combination of TrustCo and Hudson will produce substantial benefits for Hudson stockholders, including the following.

         o SIGNIFICANT PREMIUM. Based on July __, 2000 closing price of Hudson Common Stock, the TrustCo Offer represents a premium of approximately __%. Based on closing prices for Hudson common stock for each trading day since the announcement of the TrustCo Offer on June 26, 2000, the value of the TrustCo Offer has represented an average premium of more than __% over the average closing prices of Hudson Common Stock. Based on the closing price of Hudson Common Stock on June 23, 2000 (the last trading day before the announcement of the TrustCo Offer), the TrustCo Offer represented a 35% premium over the closing price of Hudson Common Stock.

         o BETTER LONG-TERM GROWTH PROSPECTS. TrustCo believes that a combination of TrustCo and Hudson has better long-term growth prospects for Hudson stockholders than the Proposed Cohoes Merger. TrustCo has a proven history of strong profitability and growth in shareholder value based on several common benchmarks used to measure performance. On the basis of total return to shareholders*, TrustCo has significantly outperformed both Hudson and Cohoes. For the last 3-year, 5-year and 7-year periods, TrustCo's total return to shareholders, on an annual basis, has averaged 23.02%, 24.58% and 23.32%, respectively. Since inception, both Hudson (-17.34%) and Cohoes (-8.30%) have had negative total returns to shareholders.

                  -------------------------

                  *Defined as stock price appreciation plus reinvestment of all dividends in common stock of the issuer on a pre-tax basis through December 31, 1999.


         A comparison of TrustCo's operating performance data to operating performance data of Hudson, Cohoes, a "regional group" and a "highly valued group" demonstrates TrustCo's superior operating performance. This table sets forth the comparative data as of and for the twelve months ended March 31, 2000 for Hudson, the "regional group" and the "highly valued group", and as of December 31, 1999 for Cohoes and TrustCo.


                                                                                                                   Highly
                                                                                                  Regional         Valued
                                                       TrustCo         Hudson        Cohoes       Group (1)       Group (2)
                                                       -------         ------        ------       ---------       ---------
Total Assets (In Thousands)                          $2,364,022      $1,149,547     $707,884      $1,090,996     $1,248,561
Asset growth rate of total asset                          4.87%          30.46%       (.05)%           8.02%         10.10%
Tangible equity/assets                                    7.04%          14.45%       18.34%           7.97%          6.01%
Intangible assets/total equity                            0.00%           5.79%        0.00%           1.52%          1.12%
Net loans/total assets                                   54.74%          69.96%       80.00%          65.64%         66.25%
Cash and securities/total assets                         13.98%          23.68%       17.57%          31.02%         30.56%
Gross loans/total deposits                               67.71%         110.06%      119.88%          97.98%         99.99%
Total borrowings/total assets                             6.46%          13.14%       12.50%          21.25%         25.68%
Non-performing assets/total assets                        0.49%           1.04%        0.74%           0.47%          0.48%
Loan loss reserve/gross loans                             4.14%           2.38%        0.78%           1.17%          1.08%
Net interest margin                                       3.82%           4.83%        4.14%           3.27%          3.11%
Loan loss provision/average assets                        0.21%           0.62%        0.28%           0.12%          0.08%
Non-interest income/average assets                        0.64%           0.25%        0.43%           0.36%          0.48%
Non-interest expense/average assets                       1.89%           2.80%        2.55%           2.13%          2.27%
Efficiency ratio                                         38.62%          52.77%       59.36%          59.02%         54.10%
Return on average assets                                  1.58%           0.96%        0.92%           0.97%          1.09%
Return on average equity(3)                              22.52%           4.58%        4.47%          10.43%         15.69%
Price/tangible book value per share                     426.05%          70.01%       67.66%         117.31%        155.04%
Price/earnings per share                                 19.49x          14.71x       15.97x           9.17x          9.53x
Dividend yield                                            4.52%           1.25%        1.79%           1.52%          3.62%
Dividend payout ratio                                    79.14%          18.46%       26.09%          23.12%         32.25%
         --------------------

          (1) Averages for the "regional group" consist of data obtained from the Registration Statement on Form S-4 filed by Hudson with the Commission on June 26, 2000 with respect to the Proposed Cohoes Merger.
         (2) Averages for the " highly valued group" consist of data obtained from the Registration Statement on Form S-4 filed by Hudson with the Commission on June 26, 2000 with respect to the Proposed Cohoes Merger.
         (3) Average shareholders equity for TrustCo excludes market adjustment for securities available for sale.

Of course, past performance is not a guarantee of future results. However, as evidenced from the figures set forth above, TrustCo has consistently achieved strong profitability and operating results and superior shareholder returns.

         o LOW EXECUTION RISK. TrustCo has acquired a banking institution in the past whose main business, like Hudson, focused on gathering consumer deposits and making residential mortgage loans and which was otherwise similar to Hudson in size and operation. TrustCo believes that its ability to continuously lower its efficiency ratio while integrating this acquisition demonstrates its ability to manage execution risk and maintain superior operating returns.

         o IMPROVED CASH DIVIDENDS. According to the proxy statement/prospectus, dated July __, 2000, filed by Hudson with the SEC with respect to the Proposed Cohoes Merger, Hudson shareholders are expected to continue to receive dividends of $0.20 per share following the Proposed Cohoes Merger. Based on TrustCo's current annual dividend of $0.60 per share, Hudson stockholders would receive a pro forma equivalent dividend of $0.76, or more than 280% above Hudson's current annual dividend rate. In the past five years, on a compounded basis, TrustCo has achieved an 11% annual growth rate in its per share dividend, compared to a $0.02 increase in the quarterly dividend for Hudson beginning in 2000.

CONDITIONS TO THE TRUSTCO OFFER

         The TrustCo Offer is conditioned upon, among other things: (i) there being validly tendered and not withdrawn prior to the expiration of the TrustCo Offer a number of shares of Hudson Common Stock which, together with the 108,500 shares of Hudson Common Stock now owned by TrustCo, would represent at least a majority of the total number of outstanding Hudson Common Stock on a fully diluted basis; (ii) the receipt of all regulatory approvals sought by TrustCo in connection with the transactions contemplated by the TrustCo Offer without the imposition of any material condition unacceptable to TrustCo, the expiration of all required waiting periods, and the compliance by TrustCo with any terms or conditions of such approvals (the "Regulatory Approval Condition"); (iii) either the Hudson Board of Directors (the "Hudson Board") having approved the TrustCo Offer and the Proposed TrustCo Merger and having amended the charter of Hudson River Bank & Trust Company to eliminate the provisions thereof prohibiting the direct or indirect ownership of more than 10% of any class of an equity security of Hudson River Bank & Trust Company or, in lieu of such actions, TrustCo being satisfied, in its sole discretion, that Section 203 of the Delaware General Corporation Law (the "DGCL") and the anti-takeover provisions of Hudson' Certificate of Incorporation ("Hudson' Certificate") and the charter of Hudson River Bank & Trust Company are invalid or are not applicable to the transactions contemplated by the TrustCo Offer and the Proposed TrustCo Merger (the "Removal of Impediments Condition"); (iv) the approval of the issuance of shares of TrustCo Common Stock pursuant to the TrustCo Offer by the holders of a majority of the shares of TrustCo Common Stock voted at a meeting of such holders at which the total number of votes cast represents over fifty percent in interest of all shares of TrustCo Common Stock outstanding on the applicable record date (the "TrustCo Stockholder Approval Condition"); (v) the receipt of an opinion of counsel that the TrustCo Offer and the Proposed TrustCo Merger qualify as a reorganization under ss.368(a)(1)(A) of the Internal Revenue Code of 1986, as amended; (vi) since June 30, 1999, there being no material adverse change, or any prospective material adverse change, in the financial condition, business or assets of Hudson; (vii) the termination of the Agreement and Plan of Merger dated April 25, 2000 between Hudson and Cohoes (the "Hudson/Cohoes Merger Agreement"); (viii) the termination of the Stock Option Agreement dated April 25, 2000 between Hudson and Cohoes (the "Cohoes Option Agreement") and surrender to Hudson of the option granted to Cohoes thereunder; (ix) the stockholders of Hudson not approving the Proposed Cohoes Merger; (x) TrustCo and Hudson entering into a definitive merger agreement; and (xi) the Registration Statement becoming effective. TrustCo has reserved the absolute right to waive any of the conditions of the TrustCo Offer other than the Regulatory Approval Condition, the TrustCo Stockholder Approval Condition and the effectiveness of the Registration Statement.

         The Removal of Impediments Condition would be satisfied upon approval by the Hudson Board of the TrustCo Offer and the Proposed TrustCo Merger.

         There can be no assurance as to whether the conditions to the TrustCo Offer will be satisfied and, if so, as to the timing of satisfaction of such conditions. While satisfaction of certain of such conditions is within the control of the Hudson Board, satisfaction of certain other conditions is outside the control of the Hudson Board. By voting against the Proposed Cohoes Merger, stockholders can demonstrate their support for the proposed combination of Hudson and TrustCo. A vote against the Proposed Cohoes Merger moves all Hudson stockholders closer to being able to benefit from the TrustCo Offer.

         While TrustCo is committed to helping Hudson' stockholders realize the significant premium and greater value to be offered in the TrustCo Offer and the Proposed TrustCo Merger, until the conditions to the TrustCo Offer are satisfied or waived, TrustCo will not purchase any Hudson Common Stock pursuant to the TrustCo Offer. Accordingly, a vote for the Proposed Cohoes Merger could leave Hudson stockholders without a viable alternative for an acquisition of Hudson because TrustCo will not proceed with the TrustCo Offer if the Proposed Cohoes Merger is approved by Hudson stockholders.

CERTAIN INFORMATION CONCERNING THE PROPOSED COHOES MERGER

         The Hudson/Cohoes Merger Agreement provides that in the Proposed Cohoes Merger, Hudson will be the surviving corporation. The obligations of Hudson to complete the Proposed Cohoes Merger are subject to various conditions, including the following: (i) approval and adoption of the Hudson/Cohoes Merger Agreement by the stockholders of Hudson and Cohoes; and (ii) receipt and effectiveness of all governmental and other approvals, registrations and consents and the expiration of all related waiting periods required to consummate the Proposed Cohoes Merger and the issuance of Hudson Common Stock.

         In connection with the execution of the Hudson/Cohoes Merger Agreement, Hudson and Cohoes also entered into the Cohoes Option Agreement pursuant to which Hudson granted to Cohoes an option (the "Cohoes Option") to purchase 3,093,765 shares of Hudson Common Stock (or approximately 19.9% of the issued and outstanding shares of Hudson Common Stock at the time of grant of the Cohoes Option), at an exercise price of $9.3125 per share, subject to certain adjustments.

         Cohoes may exercise the Cohoes Option if both an "initial triggering event" and a "subsequent triggering event" occur prior to the occurrence of an event that would terminate the Cohoes Option. An initial triggering event has occurred under the Cohoes Option by virtue of TrustCo's filing of the Registration Statement with the Commission. A subsequent triggering event under the Cohoes Option will have occurred if any person acquires beneficial ownership of 25% or more of the outstanding voting securities of Hudson or if Hudson enters into an agreement with respect to or otherwise proposes or recommends any transaction with a third party (other than Cohoes) involving a merger or consolidation of, or a sale of all or a substantial part of the assets or deposits of or securities constituting 25% or more of the outstanding voting power of, Hudson or any of its subsidiaries. Completion of the TrustCo Offer would constitute a subsequent triggering event and would result in the Cohoes Option becoming exercisable.

         The foregoing description of the Hudson/Cohoes Merger Agreement and the Cohoes Option Agreement is qualified in its entirety by reference to the full text of the Hudson/Cohoes Merger Agreement and the Cohoes Option Agreement, copies of which were included as exhibits to the Hudson Current Report filed on Form 8-K with the Commission on May 5, 2000.


         The purpose of the solicitation made by this Proxy Statement is to enable Hudson stockholders to decide for themselves whether the proposed TrustCo Offer is superior to the Proposed Cohoes Merger and to act in their own best interests.

                                    IMPORTANT

         IF YOU WANT TO HAVE THE OPPORTUNITY TO ACCEPT THE TRUSTCO OFFER, WE URGE YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED [GREEN] PROXY TO VOTE AGAINST THE PROPOSED COHOES MERGER. BECAUSE THE SPECIAL MEETING IS SCHEDULED FOR AUGUST 18, 2000, WE URGE YOU TO EXECUTE AND MAIL THE [GREEN] PROXY CARD AS SOON AS POSSIBLE.

         REJECTION OF THE PROPOSED COHOES MERGER IS A CRITICAL STEP IN SECURING THE SUCCESS OF THE TRUSTCO OFFER. YOUR VOTE AGAINST THE PROPOSED COHOES MERGER DOES NOT OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE TRUSTCO OFFER.

         EVEN IF YOU HAVE ALREADY SENT A PROXY TO THE HUDSON BOARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE PROPOSED COHOES MERGER BY SIGNING, DATING AND MAILING THE ENCLOSED [GREEN] PROXY IN THE ENCLOSED ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF YOUR PROXY IS MAILED IN THE UNITED STATES.

         THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES IN OPPOSITION TO THE PROPOSED COHOES MERGER AND IS NEITHER AN OFFER TO SELL ANY SHARES OF TRUSTCO COMMON STOCK NOR A REQUEST FOR THE TENDER OF HUDSON COMMON STOCK. THE TRUSTCO OFFER IS BEING REGISTERED UNDER THE SECURITIES ACT OF 1933 AND IS BEING MADE ONLY BY MEANS OF A PROSPECTUS AND RELATED LETTER OF TRANSMITTAL, WHICH ARE BEING MAILED SEPARATELY TO HUDSON STOCKHOLDERS.

                         BACKGROUND OF THE TRUSTCO OFFER

         From time to time, TrustCo is involved in due diligence investigations, discussions and negotiations concerning possible business combination transactions with other financial institutions. TrustCo generally seeks to acquire financial institutions that would: (i) complement its overall strategic focus; (ii) provide opportunities for growth in markets where the target financial institution conducts business; and (iii) improve TrustCo's retail banking franchise.

         On April 25, 2000, Hudson and Cohoes announced that they had entered into the Hudson/Cohoes Merger Agreement and the Cohoes Option Agreement. Following announcement of the Proposed Cohoes Merger, TrustCo reviewed its strategic options in light of the Proposed Cohoes Merger, including the possibility of proceeding with one or more offers for either or both of Hudson and Cohoes.

         On June 8, 2000, TrustCo sent a letter to Mr. Earl Schram, Jr., the Chairman of the Board of Hudson, proposing the merger of TrustCo and Hudson. Pursuant to the proposal, TrustCo would acquire Hudson in a merger in which each share of Hudson Common Stock would be exchanged for shares of TrustCo Common Stock valued at $14.00. The proposal expired on June 23, 2000 and, on that date, Hudson informed TrustCo that a merger with TrustCo was contrary to Hudson's strategic business plan and declined to have any discussions with TrustCo.

         On June 26, 2000, TrustCo publicly announced its intention to commence a tender offer to exchange shares of TrustCo Common Stock valued at $14.00 for each share of Hudson Common Stock.

Also on June 26, 2000, Hudson publicly announced that it remained fully committed to the Proposed Cohoes Merger.

         On July __, 2000, TrustCo filed definitive proxy materials with the Commission and disseminated those materials to Hudson stockholders. On July 11, 2000, TrustCo filed a Registration Statement on Form S-4 containing a preliminary prospectus and the related letter of transmittal with respect to the TrustCo Offer, and on July __, 2000, TrustCo commenced the TrustCo Offer by mailing the preliminary prospectus, the letter of transmittal and related exchange offer materials to Hudson stockholders.

                            TRUSTCO'S OFFER TO COHOES

         On June 8, 2000, TrustCo sent a letter to Mr. Duncan MacAffer, the Chairman of the Board of Cohoes, proposing a merger of TrustCo and Cohoes. Pursuant to the proposal, TrustCo would acquire Cohoes in a merger in which each share of Cohoes' common stock would be exchanged for shares of TrustCo Common Stock with an aggregate value equal to $16.00. On June 23, 2000, Cohoes informed TrustCo that Cohoes' Board of Directors had unanimously rejected the proposal to merge with TrustCo.

         On June 26, 2000, TrustCo publicly announced its intention to commence an offer to exchange shares of TrustCo Common Stock with an aggregate value equal to $16.00 for each share of Cohoes common stock, and commenced such offer on July __, 2000. In addition to its offer to Cohoes shareholders, TrustCo has been actively soliciting Cohoes shareholders to vote against the Proposed Cohoes Merger.

         The consummation of the Cohoes exchange offer on the part of TrustCo is subject to the same or similar conditions (or the waiver thereof) as the TrustCo Offer. However, neither the consummation of the Cohoes exchange offer nor a merger between TrustCo and Cohoes is a condition precedent to the TrustCo Offer.



               REASONS TO VOTE AGAINST THE PROPOSED COHOES MERGER

         TrustCo urges you to vote your shares of Hudson Common Stock AGAINST the Proposed Cohoes Merger for the following reasons.

         o A VOTE AGAINST THE PROPOSED COHOES MERGER GIVES YOU THE OPPORTUNITY TO RECEIVE A SIGNIFICANT PREMIUM FOR YOUR SHARES IN THE TRUSTCO OFFER.

         The TrustCo Offer, if consummated, would provide you $14.00 of TrustCo Common Stock per share of Hudson Common Stock. As of _________, 2000, the TrustCo Offer represented a premium of $___ per share of Hudson Common Stock. Based on closing prices for Hudson common stock for each trading day since the announcement of the TrustCo Offer on June 26, 2000, the value of the TrustCo Offer has represented an average premium of more than __% over the closing prices of Hudson Common Stock. The value of the TrustCo Offer will remain fixed at $14.00 per share of Hudson Common Stock and not fluctuate with market changes.

         o A VOTE AGAINST THE PROPOSED COHOES MERGER GIVES YOU THE OPPORTUNITY TO RECEIVE THE CASH DIVIDEND INCREASE REPRESENTED BY THE TRUSTCO OFFER.

         The TrustCo Offer, if consummated, would provide you with a significant increase in cash dividends based on historical practices. Currently, Hudson shareholders receive cash dividends at a rate of $0.20 per year for each Hudson share. Under the TrustCo Offer, the cash dividends payable on each Hudson share would be $0.76 a year, an increase of 280%.

         o A VOTE AGAINST THE PROPOSED COHOES MERGER SENDS A STRONG MESSAGE TO THE HUDSON BOARD THAT YOU WANT TO PRESERVE YOUR OPPORTUNITY TO ACCEPT THE TRUSTCO OFFER.

         By voting against the Proposed Cohoes Merger, stockholders can demonstrate their support for the proposed combination of Hudson and TrustCo. A vote against the Proposed Cohoes Merger moves Hudson stockholders closer to being able to benefit from the TrustCo Offer.

         A vote against the Proposed Cohoes Merger will not obligate you to tender your shares of Hudson Common Stock pursuant to the TrustCo Offer. However, it will give you an opportunity to decide for yourself whether the TrustCo Offer is in your best interest. On the other hand, if Hudson stockholders approve the Proposed Cohoes Merger, it is likely that such merger will be consummated.

         o A VOTE AGAINST THE PROPOSED COHOES MERGER WILL SATISFY ONE OF THE CONDITIONS TO THE TRUSTCO OFFER.

         One condition of the TrustCo Offer is that Hudson stockholders do not approve the Proposed Cohoes Merger. TrustCo will not acquire any Hudson Common Stock in the TrustCo Offer unless this condition is satisfied. Thus, a vote against the Proposed Cohoes Merger moves all Hudson stockholders closer to being able to receive the TrustCo Common Stock offered in the TrustCo Offer. For a description of certain other conditions to the TrustCo Offer, see "Conditions to the TrustCo Offer."

         While TrustCo is committed to helping Hudson stockholders realize the significant premium and greater value of the TrustCo transaction, until the conditions to the TrustCo Offer are satisfied or waived, TrustCo will not purchase any Hudson Common Stock pursuant to the TrustCo Offer. Accordingly, a vote for the Proposed Cohoes Merger could leave Hudson stockholders without a viable alternative to the Proposed Cohoes Merger because TrustCo will not proceed with the TrustCo Offer if the Proposed Cohoes Merger is approved by Hudson stockholders.

                    OBSTACLES TO THE TRUSTCO OFFER CREATED BY
                          THE HUDSON BOARD OF DIRECTORS

         You should be aware that the Hudson Board has taken several actions in connection with the Proposed Cohoes Merger which create barriers against any competing proposals (including the TrustCo Offer) and thus hinder your ability to receive greater value for your Hudson Common Stock.

         THE HUDSON BOARD HAS AGREED TO IGNORE SUPERIOR PROPOSALS. In the Hudson/Cohoes Merger Agreement, Hudson has agreed that from April 25, 2000 until the closing of the Proposed Cohoes Merger or the termination of the Hudson/Cohoes Merger Agreement, Hudson may not enter into any discussions with or furnish any confidential information to any person making an offer to merge with or acquire Hudson unless the Hudson Board has determined that the failure to do the same would result in a breach of the fiduciary duty of the Hudson Board under applicable law. Notwithstanding the proceeding, the Hudson Board cannot terminate the Hudson/Cohoes Merger Agreement and enter into an agreement with another party even if, after such discussions, the other party makes an offer superior to that of the Proposed Cohoes Merger.

         THE HUDSON BOARD HAS AGREED TO RECOMMEND THE PROPOSED COHOES MERGER TO HUDSON STOCKHOLDERS REGARDLESS OF THE FACTS. Under the terms of the Hudson/Cohoes Merger Agreement, the Hudson Board has obligated itself to recommend the Proposed Cohoes Merger to Hudson stockholders under any and all circumstances, even if a third party makes a superior proposal to merge with or acquire Hudson.

                   YOU CAN TAKE IMMEDIATE STEPS TO HELP OBTAIN
                        THE MAXIMUM VALUE FOR YOUR SHARES

         (1) Return your [GREEN] proxy and vote AGAINST the Proposed Cohoes Merger; and

         (2)      Make your views known to the Hudson Board.

BY TAKING THESE STEPS, YOU WILL GIVE THE HUDSON BOARD A CLEAR MESSAGE THAT THEY SHOULD TAKE ALL NECESSARY ACTIONS TO REMOVE ALL OBSTACLES TO THE TRUSTCO OFFER, WHICH PROVIDES YOU THE OPPORTUNITY TO RECEIVE A SIGNIFICANT PREMIUM FOR YOUR HUDSON SHARES.

         We believe that a vote against the Proposed Cohoes Merger will better enable Hudson stockholders to consider the TrustCo Offer, and is essential to secure the success of the TrustCo Offer.

                               VOTING INFORMATION

         According to information contained in the proxy statement/prospectus filed by Hudson and Cohoes with the SEC with respect to the Proposed Cohoes Merger, as of June 20, 2000, there were ___________ shares of Hudson Common Stock outstanding. Approval of the Proposed Cohoes Merger requires the affirmative vote of holders of a majority of all outstanding shares of Hudson Common Stock. Hudson stockholders are entitled to one vote for each share of Hudson Common Stock held as of June 20, 2000. Broker non-votes and abstentions will have the same effect as votes against the Proposed Cohoes Merger.

         The accompanying [GREEN] proxy will be voted in accordance with the stockholder's instructions on such [GREEN] proxy. Stockholders may vote against the Proposed Cohoes Merger by marking the proper box on the [GREEN] proxy. If no instructions are given, the [GREEN] proxy will be voted AGAINST the Proposed Cohoes Merger.

         Whether or not you plan to attend the Special Meeting, we urge you to vote AGAINST the Proposed Cohoes Merger on the enclosed [GREEN] proxy and immediately mail it in the enclosed envelope. You may do this even if you have already sent in a different proxy solicited by the Hudson Board. IT IS YOUR LATEST DATED PROXY THAT COUNTS. Execution and delivery of a proxy by a record holder of shares of Hudson Common Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

         You may revoke your proxy at any time prior to its exercise by attending the Special Meeting and voting in person, by submitting a duly executed later dated proxy or by submitting a written notice of revocation. Unless revoked in the manner set forth above, duly executed proxies in the form enclosed will be voted at the Special Meeting on the Proposed Cohoes Merger in accordance with your instructions. In the absence of such instructions, such proxies will be voted AGAINST the Proposed Cohoes Merger.

         TRUSTCO STRONGLY RECOMMENDS A VOTE AGAINST THE PROPOSED COHOES MERGER.

         YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE [GREEN] PROXY TODAY.

         IF YOU ALREADY HAVE SENT A PROXY TO THE HUDSON BOARD, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE PROPOSED COHOES MERGER BY SIGNING, DATING AND MAILING THE ENCLOSED [GREEN] PROXY.

         If you have any questions about the voting of your shares, please call:

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004

                            Toll Free: 1-800-223-2064


                             SOLICITATION OF PROXIES

         Proxies will be solicited by mail, telephone, telecopy, telegraph, the Internet, newspapers and other publications of general distribution and in person. Directors, officers and certain employees of TrustCo and the other participants listed on Schedule II hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this Proxy Statement).

         TrustCo has retained Georgeson Shareholder Communications Inc. ("Georgeson") for solicitation and advisory services in connection with solicitations relating to the Special Meeting, for which Georgeson is to receive a fee of $25,000 in connection with the solicitation of proxies for the Special Meeting. TrustCo has also agreed to reimburse Georgeson for out-of-pocket expenses and to indemnify Georgeson against certain liabilities and expenses, including reasonable legal fees and related charges, in connection with its solicitation acitivities. Georgeson will solicit proxies for the Special Meeting from individuals, brokers, banks, bank nominees and other institutional holders. In addition, TrustCo has retained Georgeson to act as information agent in connection with the TrustCo Offer. TrustCo has agreed that it will pay a fee of $10,000 to Georgeson for services as information agent, reimburse Georgeson for out-of-pocket expenses and to indemnify Georgeson against certain liabilities and expenses, including reasonable legal fees and related charges, in connection with its engagement as information agent.

         Directors, officers and certain employees of TrustCo may assist in the solicitation of proxies without any additional remuneration. The entire expense of soliciting proxies for the Special Meeting by or on behalf of TrustCo is being borne by TrustCo.

                        CERTAIN INFORMATION ABOUT TRUSTCO

         TrustCo is a New York corporation with its principal executive offices located at 320 State Street, Schenectady, New York 12305. The telephone number of TrustCo at such location is (518) 377-3311.

         TrustCo is a New York corporation and a one-bank holding company registered under the Bank Holding Company Act of 1956, headquartered in Schenectady, New York. TrustCo provides a full range of financial and fiduciary services through its bank subsidiary, Trustco Bank, National Association, which has 53 banking offices in the upstate New York area. As of March 31, 2000, TrustCo had, on a consolidated basis, total assets of approximately $2.4 billion, total deposits of approximately $2.0 billion and total shareholders' equity of approximately $171 million. On February 21, 2000, TrustCo entered into an agreement to acquire Landmark Financial Corp. ("Landmark"), Canajoharie, New York, for $21.00 per share, cash. As of March 31, 2000, Landmark had, on a consolidated basis, total assets of approximately $25.4 million, total deposits of approximately $21.9 million and total shareholders' equity of approximately $1.9 million. Landmark is the savings and loan holding company parent of Landmark Community Bank, a federal savings bank, which operates one office in Canajoharie, New York.

         TrustCo's Registration Statement, which contains the Exchange Offer Prospectus and the related letter of transmittal, has been filed with the Commission under the Securities Act of 1933, as amended. TrustCo is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning TrustCo's directors and officers, their remuneration, options granted to them, the principal holders of TrustCo's securities and any material interests of such persons in transactions with TrustCo is required to be disclosed in proxy statements distributed to TrustCo's stockholders and filed with the Commission. The Registration Statement and such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661 (call 1-800-SEC-0330 for hours). Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-6009. The Commission also maintains an Internet website at http://www.sec.gov that contains the Registration Statement and the reports, proxy statements and other information filed electronically by TrustCo.

                           FORWARD-LOOKING STATEMENTS

         This Proxy Statement contains certain forward-looking statements concerning the financial condition, results of operations and business of TrustCo following the consummation of its proposed acquisition of Hudson, the anticipated financial and other benefits of such proposed acquisition and the plans and objectives of TrustCo's management following such proposed acquisition, including, without limitation, statements relating to the cost savings expected to result from the proposed acquisition, anticipated results of operations of the combined company following the proposed acquisition and projected earnings per share of the combined company following the proposed acquisition. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors: (i) cost savings expected to result from the proposed acquisition may not be fully realized or realized within the expected time frame; (ii) operating results following the proposed acquisition may be lower than expected; (iii) competitive pressure among financial services companies may increase significantly; (iv) costs or difficulties related to the integration of the businesses of TrustCo and Hudson may be greater than expected; (v) adverse changes in the interest rate environment may reduce interest margins or adversely affect asset values of the combined company; (vi) general economic conditions, whether nationally or in the market areas in which TrustCo and Hudson conduct business, may be less favorable than expected; (vii) legislation or regulatory changes may adversely affect the businesses in which TrustCo and Hudson are engaged; or (viii) adverse changes may occur in the securities markets.

                                OTHER INFORMATION

         The information concerning Hudson, Cohoes and the Proposed Cohoes Merger contained herein has been taken from or based upon, and is qualified in its entirety by, publicly available documents on file with the Commission and other publicly available information. TrustCo does not take any responsibility for the accuracy or completeness of such information or for any failure by Hudson to disclose events that may have occurred and may affect the significance or accuracy of any such information.

         The information contained in this Proxy Statement concerning the TrustCo Offer is qualified in its entirety by reference to the more detailed information contained in the enclosed Exchange Offer Prospectus.

         TrustCo is not aware of any other matter to be considered at the Special Meeting. However, if any other matter properly comes before the Special Meeting, TrustCo will vote all proxies held by it as TrustCo, in its sole discretion, may determine.

                                                            TrustCo Bank Corp NY

Dated: July __, 2000

         If you have any questions or need assistance in voting your shares, please call:

                    Georgeson Shareholder Communications Inc.
                           17 Water Street, 10th Floor
                            New York, New York 10004

                            Toll Free: 1-800-223-2064

                                   SCHEDULE I

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                       DIRECTORS AND MANAGEMENT OF HUDSON

         According to information contained in the proxy statement/prospectus filed by Hudson and Cohoes with the SEC with respect to the Proposed Cohoes Merger, as of June 20, 2000, there were _________ shares of Hudson Common Stock outstanding. Pursuant to the Cohoes Option Agreement, Hudson granted Cohoes an option to purchase up to ______ shares of Hudson Common Stock. The information concerning Hudson and the Proposed Cohoes Merger contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. TrustCo does not take any responsibility for the accuracy or completeness of such information or for any failure by Hudson to disclose events that may have occurred and may affect the significance or accuracy of any such information.

         The following table sets forth certain information, taken from the proxy statement/prospectus filed by Hudson for its 2000 Annual Meeting of Shareholders, regarding the beneficial ownership of Hudson Common Stock by (a) each of Hudson's current directors, (b) each of the named executive officers,
(c) all of Hudson's directors and executive officers as a group, and (d) each person who, to Hudson's knowledge, beneficially owned more than 5% of the outstanding Hudson Common Stock as of such date:

                                                                                              Percent Of
                                                    Shares Of Common Stock                   Outstanding
         Name of Beneficial Owner                    Beneficially Owned (1)                 Common Stock (2)
---------------------------------------------------- --------------------------------- -------------------------
Hudson River Bank & Trust  Company                           1,428,300                           9.2%
Employee  Stock Ownership Plan (3)
One Hudson City Centre
Hudson New York 12534

Earl Schram, Jr., Chairman of the Board                      140,669(4)                           *

Carl A. Florio, Director, President and                      154,913(5)**                        1.0%
Chief Executive Officer

Marilyn A. Herrington, Director                              55,843                               *

Joseph H. Giaquinto, Director                                14,699                               *

Stanley Bardwell, M.D., Director                             35,117                               *

Marcia M. Race, Director                                     11,543                               *

William H. Jones, Director                                   32,471(6)                            *

Joseph W. Phelan, Director                                   36,043                               *

William E. Collins, Director                                 29,274                               *


                                                                                              Percent Of
                                                          Shares Of Common Stock             Outstanding
             Name of Beneficial Owner                     Beneficially Owned (1)           Common Stock (2)
---------------------------------------------------- --------------------------------- -------------------------
Timothy E. Blow, Chief Financial Officer                     45,553**                             *

Sidney D. Richter, Senior Vice President                     84,393(7)**                          *

Directors and Executive Officers as a group                 644,032(8)**                       4.16%
(13 persons)

FN:
--------------------------------------------------------------------------------

(1) Information as of March 31, 2000, except were indicated by double asterisks (**). Double asterisks mean information as of June 20, 2000


(2) Based upon shares outstanding on June 20, 2000. Single asterisk ("*") means that the percentage is less than 1%.

(3) Amount includes shares held directly, as well as shares allocated to such individuals under the Hudson River Bank & Trust Company Employee Stock Ownership Plan (the "ESOP"), and other shares with respect to which a person may be deemed to have sole voting and/or investment power

(4) Includes 9,600 shares owned by Mr. Schram's grandchildren, as to which he disclaims beneficial ownership.

(5) Includes 1,000 shares owned by Mr. Florio's parents, as to which he disclaims beneficial ownership.

(6) Includes 660 shares owned by Mr. Jones' children, and 2,335 shares owned by Mr. Jones's spouse's IRA. Mr. Jones disclaims beneficial ownership with respect to those shares..

(7) Includes 520 shares owned by Mr. Richter's children, as to which he disclaims beneficial ownership.

(8) Amounts include shares held directly, as well as shares allocted to ESOP accounts or group members, shares held jointly with family members, shares held in retirement accounts or shares held in a fiduciary capacity or by certain family members and shares subject to options exercisable within 60 days.

                                   SCHEDULE II

           INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
              OF TRUSTCO AND OTHER PERSONS WHO MAY SOLICIT PROXIES

         The following table sets forth the name and title of persons who may be deemed to be participants on behalf of TrustCo in the solicitation of proxies from the stockholders of Hudson.

                   DIRECTORS AND EXECUTIVE OFFICERS OF TRUSTCO

          NAME                                 POSITIONS
--------------------------   -----------------------------------------------
Robert A. McCormick          President, Chief Executive Officer and Director
Barton A. Andreoli           Director
Lionel O. Barthold           Director
M. Norman Brickman           Director
Joseph Lucarelli             Director
Nancy A. McNamara            Vice President and Director
Dr. John S. Morris           Director
Dr. Anthony J. Marinello     Director
James H. Murphy, D.D.S.      Director
Richard A. Murray, Jr.       Director
Kenneth C. Peterson          Director
William D. Powers            Director
William Purdy                Director
Robert T. Cushing            Vice President and Chief Financial Officer
William F. Terry             Secretary and Director


         As of the date of this Proxy Statement, TrustCo beneficially owns 108,500 shares of Hudson Common Stock and 100,000 shares of common stock of Cohoes. Other than as set forth herein, as of the date of this Proxy Statement, neither TrustCo nor any of the other participants listed in this Schedule II has any interest, direct or indirect, by security holdings or otherwise, in Hudson.

                                    IMPORTANT

         If your shares are held in your own name, please sign, date and return the enclosed [GREEN] proxy card today. If your shares are held in "Street-Name," only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed [GREEN] proxy card to your broker or bank and contact the person responsible for your account to ensure that a [GREEN] proxy is voted on your behalf.

         Do not sign any white proxy card you may receive from Hudson.

         If you have any questions or need assistance in voting your shares, please call:

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004

                            Toll Free: 1-800-223-2064

            THIS PROXY IS SOLICITED ON BEHALF OF TRUSTCO BANK CORP NY
     IN OPPOSITION TO THE SOLICITATION BY THE HUDSON BANCORP, INC. BOARD OF
               DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS
                          OF HUDSON RIVER BANCORP, INC.
                          TO BE HELD ON AUGUST 18, 2000

The undersigned stockholder of Hudson River Bancorp, Inc. ("Hudson") hereby appoints _________ and ______________ and each or any of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of Hudson which the undersigned is entitled to vote at the Special Meeting of Stockholders of Hudson to be held on August 18, 2000, at the St. Charles Hotel and Restaurant, 16 Park Place, Hudson, New York at __ _.m. local time, and at any adjournments, postponements, continuations or reschedulings thereof (the "Special Meeting"), with all the powers the undersigned would possess if personally present at the Special Meeting.

           TRUSTCO RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 1 BELOW.

         1. Adoption of the Agreement and Plan of Merger, dated as of April 25, 2000, between Hudson River Bancorp, Inc. and Cohoes Bancorp, Inc.

                  FOR    [   ]       AGAINST    [   ]         ABSTAIN    [   ]

         2. In their discretion, upon such other matters as may properly come before the Special Meeting.

[X]  PLEASE MARK YOUR VOTE AS THIS EXAMPLE.       (CONTINUED AND TO BE
                                                  SIGNED ON REVERSE SIDE.)

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder and at the discretion of the proxy holders as to any other business that may properly come before the special meeting. If you do not indicate how you want to vote, your proxy will be counted as a vote AGAINST adoption of the Agreement and Plan of Merger with Cohoes Bancorp, Inc.

PLEASE COMPLETE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID, BUSINESS REPLY ENVELOPE. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED WITH RESPECT TO THE MATTERS COVERED HEREBY.


                                            DATED

------------------------------------        -----------------------------------
                                            SIGNATURE(S)




                                            -----------------------------------

                                            SIGNATURES, IF HELD JOINTLY

                                            Please sign your name exactly as it
                                            appears hereon. When signing as
                                            attorney, executor, administrator
                                            trustee or guardian, please give
                                            your full title. If a corporation,
                                            please sign in full corporate name
                                            by the president or other authorized
                                            officer. If a partnership, please
                                            sign in the partnership name by
                                            authorized person(s).

If you need assistance in voting your shares, please call TrustCo's proxy solicitor, Georgeson Shareholder Communications Inc., toll-free at 1-800-223-2064.